EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FIRST QUARTER 2015 RESULTS

Chapel Hill, N.C., May 8, 2015 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the first quarter ended March 31, 2015.

Corporate Highlights

•	Q1 2015 was the fourth consecutive quarter of positive cash flow.

•	Royalty revenue for Q1 2015 was $4.4 million compared to $4.5 million for Q1 2014.

•	Q1 2015 expenses decreased by $0.4 million to $4.2 million compared to Q1 2014.

•
In Q1 2015, POZEN announced the issuance of a patent by the United States Patent and Trademark Office (USPTO) entitled “Method for Treating a Patient at Risk for Developing an NSAID-associated Ulcer” that relates to VIMOVO® (naproxen/esomeprazole magnesium) delayed release tablets in patients taking low dose aspirin.  The patent expires in October 2031.

Regulatory and Commercial Update

The Company received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 25, 2014 and on December 16, 2014 stating that satisfactory resolution of inspection deficiencies found during an inspection of the active ingredient supplier’s manufacturing facility in April 2014 was required before the Company’s New Drug Application (NDA) for YOSPRALA 81/40 or YOSPRALA 325/40 could be approved. There were no clinical or safety deficiencies noted with respect to either YOSPRALA 81/40 or YOSPRALA 325/40 and no other deficiencies were noted in either CRL. Final agreement on the draft product labeling is also pending.

A Type A Meeting was held with the FDA in late January 2015 to discuss the December 2014 CRL. The FDA indicated that the active ingredient supplier’s response to the April 2014 Form 483 inspection deficiencies was still under review. The FDA confirmed again that there are no outstanding clinical efficacy or safety issues.

The active ingredient supplier has informed POZEN that they received a warning letter relating to the Form 483 inspection deficiencies. They have submitted a plan of corrective actions to address the matters raised in the warning letter to the FDA. We have had continuing discussions with the FDA about these issues and the impact on our NDA and with our active ingredient supplier regarding the corrective actions it is taking to address the inspectional observations at its facility. We are also working toward securing and seeking FDA’s approval for an alternative active ingredient supplier.

In light of this issue and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of YOSPRALA, the Company believes the products will be available for commercialization in 2016.

First Quarter Results

For the first quarter of 2015, POZEN reported total revenue of $4.4 million, resulting from VIMOVO royalty. For the first quarter of 2014, the Company reported total revenue of $7.5 million, resulting from $4.5 million of VIMOVO royalty and $3.0 million of amortization of the upfront fee for licensing of YOSPRALA.

Operating expenses for the first quarter of 2015 totaled $4.2 million, as compared to $4.7 million for the comparable period in 2014. The decrease in operating expenses in the first quarter of 2015 was primarily a result of reduced staff, reduced non-cash compensation expense and lower YOSPRALA related costs.

In the first quarter of 2015, the Company sold its Pernix Therapeutics Holdings, Inc. common stock warrants resulting in cash proceeds of $2.5 million.  As the cash proceeds were less than the Black-Sholes value of the warrants in our balance sheet at December 31, 2014, the Company recorded a loss on sale of the warrants in the Other Loss account totaling $199,373.

The Company reported a small loss of ($27,358), or $0.00 per share for the first quarter of 2015, compared to net income of $2.9 million, or $0.09 income per share on a diluted basis, for the first quarter of 2014.

Balance Sheet

At March 31, 2015, cash and cash equivalents totaled $43.9 million, up $3.3 million from December 31, 2014. Accounts receivable totaled $4.4 million.

Strategic Direction

The Company continues to execute its strategic plan which includes obtaining FDA approval for our YOSPRALA product candidates, evaluating all strategic options available to us now that we have full ownership of YOSPRALA, managing expenses, foregoing any new development activities unless fully paid for by a third party, and continuing to focus on licensing all unpartnered products and product candidates to appropriate commercial partners for commercialization outside of the United States.

First Quarter Results Webcast

POZEN will host a webcast to present first quarter 2015 results and management’s outlook on Friday, May 8, 2015 at 10:00 a.m. (EDT). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About YOSPRALA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are YOSPRALA 81/40, containing 81 mg of aspirin, and YOSPRALA 325/40, containing 325 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole magnesium, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond six months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.VIMOVO.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our YOSPRALA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Patheon for the manufacture of YOSPRALA 81/40 and YOSPRALA 325/40; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2014. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Royalty revenue	$4,404,463	$4,548,676
Licensing revenue	―	3,000,000
Total revenue	4,404,463	7,548,676
Operating expenses:
Selling, general and administrative	3,262,320	2,823,518
Research and development	983,511	1,827,878
Total operating expenses	4,245,831	4,651,396
Other income:
Interest and other income /(loss), net	(185,990)	7,411
Net income / (loss) attributable to common stockholders	$(27,358)	$2,904,691

Basic net income / (loss) per common share	$0.00	$0.09

Shares used in computing basic net income / (loss) per common share	32,259,570	30,743,966

Diluted net income / (loss) per common share	$0.00	$0.09

Shares used in computing diluted net income / (loss) per common share	32,259,570	32,489,969

POZEN Inc.
Balance Sheets
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$43,904,945	$40,582,415
Investment in warrants	―	2,678,773
Accounts receivable	4,405,319	5,629,209
Prepaid expenses and other current assets	511,650	583,061
Total current assets	48,821,914	49,473,458
Equipment, net of accumulated depreciation	24,963	27,382
Noncurrent deferred tax asset	―	952,900
Total assets	$48,846,877	$50,453,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$202,164	$606,948
Accrued compensation	510,761	1,899,456
Accrued expenses	829,921	253,624
Deferred revenue	―	―
Current deferred tax liability	―	952,900
Total current liabilities	1,542,846	3,712,928

Total stockholders’ equity	47,304,031	46,740,812
Total liabilities and stockholders’ equity	$48,846,877	$50,453,740

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